Exhibit 10.17

Ryan Hartman

RE: Amended and Restated Offer Letter

Dear Ryan,

As you know, World View Enterprises, Inc. (the “Company”) expects to consummate a business combination pursuant to that certain Agreement and Plan of Merger dated January 12, 2023 (the “Transaction”). Certain changes to your employment terms and conditions are contemplated in connection with the Transaction. As such, effective upon the closing of the Transaction (the “Effective Date”), the terms and conditions set forth herein (the “Agreement”) will become effective and will supersede and replace (in entirety) the terms and conditions set forth in your existing offer letter from the Company dated January 6th, 2023. If the Transaction does not close, this Agreement will have no effect, will not be binding on the Company or any of its affiliates or on you, and neither you nor the Company or any of its affiliates shall have any rights or obligations hereunder.

1.

POSITION. You are currently serving in a full-time capacity as President and Chief Executive Officer, reporting to The Board of Directors, and will continue to serve in that position. Subject to the other provisions of this Agreement, we may change your position, duties, and reporting from time to time at our discretion.

2.

EMPLOYEE BENEFITS. As a regular employee of the Company, you are eligible to participate in the Company’s standard benefits, subject to the terms and conditions of such plans and programs. Subject to the other provisions of this Agreement, we may change compensation and benefits from time to time at our discretion.

3.

SALARY. As of the Effective Date, your annual base salary will be $450,000 subject to applicable withholding, payable in accordance with the Company’s standard payroll practices for salaried employees. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

4.

BONUS. As of the Effective Date, you will be eligible to earn an annual discretionary bonus, up to 100% of your base salary, subject to applicable withholding. The amount of this bonus will be determined in the sole discretion of the Board of Directors (the “Board”) and will be based on your performance, the performance of the Company and any other criteria the Board deems relevant. The Company will pay you this bonus, if any, no later than March 15 of the following calendar year. The bonus is not earned until paid and no pro-rated amount will be paid if your employment terminates for any reason prior to the payment date.

5.

EQUITY. You have been granted various equity interests in the Company. Those equity interests shall continue to be governed in all respects by the terms of the applicable equity agreements, grant notices and equity plans. Following the effective date, and subject to (a) the approval of the Board (or a committee thereof); (b) the filing of an applicable S-8 registration statement; and (c) you being in service to the Company on the date of grant, you will be eligible to receive an equity award, with the terms and conditions (including amount and vesting schedule) to be determined by the Board (or a committee thereof).

6.	CONFIDENTIAL INFORMATION AND INVENTIONS AGREEMENT. You remain subject to the terms of the Employee Proprietary Information and Inventions Agreement that you previously executed.

7.

PERIOD OF EMPLOYMENT. Your employment with the Company remains “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. This remains the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized member of the Board.

8.

SEVERANCE. Subject to approval by the Board, it is anticipated that you will be eligible for severance benefits upon the adoption of, and subject to the terms of, the Company’s Severance and Change in Control Plan.

9.

AMENDMENT. This Agreement (except for terms reserved to the Company’s discretion) may not be amended or modified except by an express written agreement signed by you and a duly authorized member of the Board.

10.

ARBITRATION. To aid the rapid and economical resolution of disputes that may arise in connection with your continued employment with the Company, and in exchange for the mutual promises contained in this Agreement, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS, Inc. (“JAMS”) or its successor, under such arbitration service’s then applicable rules and procedures appropriate to the relief being sought (available upon request and also currently available at the following web address(es): (i) https://www.jamsadr.com/rules-employment-arbitration/ and (ii) https://www.jamsadr.com/rules-comprehensive-arbitration/) at a location closest to where you last worked for the Company or another mutually agreeable location. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge. The Federal Arbitration Act, 9 U.S.C. § 1 et seq., will, to the fullest extent permitted by law, govern the interpretation and enforcement of this arbitration provision and any arbitration proceedings. This provision shall not be mandatory for any claim or cause of action to the extent applicable law prohibits subjecting such claim or cause of action to mandatory arbitration and such applicable law is not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”), including claims or causes of action alleging sexual harassment or a nonconsensual sexual act or sexual contact, or unemployment or workers’ compensation claims brought before the applicable state governmental agency. In the event you or the Company intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. Nothing herein prevents you from filing and pursuing proceedings before a federal or state governmental agency, although if you choose to pursue a claim following the exhaustion of any applicable administrative remedies, that claim would be subject to this provision. In addition, with the exception of Excluded Claims arising out of 9 U.S.C. § 401 et seq., all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class, representative, or collective proceeding, nor joined or consolidated with the claims of any other person or entity. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive all rights to have any dispute be brought, heard, administered, resolved, or arbitrated on a class, representative, or collective action basis. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. If a court finds, by means of a final decision, not subject to any further appeal or recourse, that the preceding sentences regarding class, representative, or collective claims or proceedings violate applicable law or are otherwise found unenforceable as to a particular claim or request for relief, the parties agree that any such claim(s) or request(s) for relief be severed from the arbitration and may proceed in a court of law rather than by arbitration. All other claims or requests for relief shall be arbitrated. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration and procedural questions which grow out of the dispute and bear on the final disposition are matters for the arbitrator to decide, provided however, that if required by applicable law, a court and not the arbitrator may determine the enforceability of this paragraph with respect to Excluded Claims. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. You and the Company shall equally share all arbitration administrative fees, or such fees shall be paid in such other manner to the extent required by, and in accordance with, applicable law or rules to effectuate your and the Company’s agreement to arbitrate. To the extent the arbitration service does not collect or you otherwise do not pay an equal share of all arbitration administrative fees, and the Company pays your share, you acknowledge and agree that the Company shall be entitled to recover from you in a federal or state court of competent jurisdiction half of the arbitration fees invoiced to the parties (less any amounts you paid to the arbitration service). Each party is responsible for its own attorneys’ fees, except as may be expressly set forth in your employee confidential information and inventions assignment agreement or as otherwise provided under applicable law. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

This Agreement, together with any other agreements referenced herein, forms the complete and exclusive statement of your employment agreement with the Company and supersedes any other agreements or promises made to you by anyone, whether oral or written, with respect to the subject matter hereof. You acknowledge and agree that you are not relying on any representations other than the terms set forth in this Agreement. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

Please sign and date this letter and return it to me to indicate your acceptance of these terms.

We look forward to your favorable reply and to continuing our productive and enjoyable work relationship.

Sincerely,	ACCEPTED AND AGREED TO:

Signature of	Signature of Ryan M Hartman

On behalf of the Board of Directors	Dated:

Dated: